Exhibit 99.1

NEWS RELEASE

FOR INFORMATION CONTACT: Glimcher Realty Trust 150 East Gay Street Columbus, Ohio 43215 www.glimcher.com

Michael P. Glimcher President and CEO michael@glimcher.com (614) 621-9000	Mark E. Yale Sr. V.P., CFO myale@glimcher.com (614) 887-5610

FOR IMMEDIATE RELEASE
Monday, July 11, 2005

GLIMCHER NAMES ROBERT F. BEFFA SENIOR VICE PRESIDENT OF DEVELOPMENT AND CONSTRUCTION

Severance Agreement Finalized with Former Chief Operating Officer

COLUMBUS, Ohio—July 11, 2005—Glimcher Realty Trust (NYSE: GRT) one of the country’s premier REITs today announced that it has named Robert F. Beffa, Senior Vice President of Development and Construction effective August 17, 2005. This is a newly created position for the Company.

Beffa, 45, served as Senior Vice President of Real Estate at The May Department Stores Company, where he began his real estate career in 1984. Most recently, Mr. Beffa has been responsible for the strategic growth plans for portions of May’s largest operating divisions. He is a graduate of St. Louis University with a Bachelor of Science Degree in Business Administration emphasizing Finance.

“We are pleased that Bob is joining our management team,” stated Michael P. Glimcher, President and CEO. “His extensive real estate experience and deep anchor relationships, which he has developed over the past two decades, will be great assets to our organization as we continue to maximize the value of our platform.”

The Company also announced it finalized a severance agreement with its former Executive Vice President, Chief Operating Officer and Treasurer, William G. Cornely. In connection with the agreement, the Company will make two payments to Mr. Cornely totaling $1.3 million and record a compensation charge in the same amount during the second quarter of 2005.

As it relates to both of these matters, the Company continues to expect Funds From Operations (“FFO”) per share to be in the range of $2.33 to $2.39 for the full year 2005. Further details regarding second quarter 2005 results and outlook for the full year will be provided in the Company’s upcoming earnings release and subsequent conference call scheduled for August 2, 2005.

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Glimcher Realty Trust                                                                Add One

About the Company

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of enclosed regional and super-regional malls, and community shopping centers.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.” Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT.F” and “GRT.G,” respectively. Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market.

Reconciliation of Non-GAAP Measure

A reconciliation of the range of estimated FFO per share to estimated earnings per share for the full year 2005 follows:

	Low End	High End
Expected Earnings per share	$0.54	$0.60
Add: Real estate depreciation and amortization	1.84	1.84
Less: Gain on sales of properties	(0.05)	(0.05)
Expected FFO per share	$2.33	$2.39

Funds From Operations

This press release contains a non-Generally Accepted Accounting Principles (GAAP) financial measure. The Company’s definition and calculation of the non-GAAP financial measure may differ from the definitions and methodologies used by other real estate investment trusts (“REIT”) and, accordingly, may not be comparable. The non-GAAP financial measure referred to below should not be considered an alternative to net income or other GAAP measures as indicators of our performance.

FFO is used by industry analysts and investors as a supplemental operating performance measure of an equity REIT. The Company uses FFO in addition to net income to report operating results. FFO is an industry standard for evaluating operating performance defined as net income (computed in accordance with GAAP) excluding gains or losses from sales of depreciable property, plus real estate depreciation and amortization after adjustments for unconsolidated partnerships and joint ventures. FFO does include impairment losses for properties held for use and held for sale. FFO does not represent cash flow from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP), as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions.

Glimcher Realty Trust                                                                   Add One

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the consummation of asset sales at acceptable prices, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the future of the Company to make additional investments in regional mall properties and to fully recover tenant obligations for common area maintenance, taxes and other property expenses, as well as other risks listed from time to time in the Company’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company.

Visit Glimcher at: www.glimcher.com